EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Premier Financial Bancorp, Inc. on Form S-4 of our report dated March 25, 2009 on the consolidated financial statements of Premier Financial Bancorp, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Brentwood, Tennessee
June 15, 2009